Exhibit 10.2
Summary of Compensation Information of Aaron Akerman, Chief Financial Officer

On August 11, 2021, the Compensation Committee of the Board of Directors of Immersion Corporation (the “Company”), increased the annual base salary of Mr. Aaron Akerman, the Company’s Chief Financial Officer, to CAD$310,000, effective August 11, 2021.